SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

TELEFLEX INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

155 South Limerick Road, Limerick, Pennsylvania 19468

Notice of Annual Meeting of Stockholders
To Be Held on May 5, 2006

April      , 2006
TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:
      The Annual Meeting of Stockholders of Teleflex Incorporated (the “Annual Meeting”) will be held on Friday, May 5, 2006 at 11:00 a.m., local time, at the Hilton Valley Forge, 251 West DeKalb Pike, King of Prussia, PA 19406, for the following purposes:

1. To elect four directors of the Company to serve for a term of three years and one director to serve for a term of two years and, in each case, until their successors have been elected and qualified;

2. To vote upon a proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock of the Company;

3. To vote upon a proposal to approve the Teleflex Incorporated Executive Incentive Plan (the “Executive Incentive Plan”);

4. To vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year; and

5. To transact such other business as may properly come before the meeting.
The Board of Directors has fixed Tuesday, March 7, 2006, as the Record Date for the meeting. This means that owners of the Company’s common stock at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting.
      STOCKHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES OR CANADA. YOU MAY ALSO VOTE BY TELEPHONE BY CALLING TOLL FREE 1-800-PROXIES (776-9437), OR VIA THE INTERNET AT WWW.VOTEPROXY.COM.

By Order of the Board of Directors,

LAURENCE G. MILLER, Secretary
PLEASE VOTE — YOUR VOTE IS IMPORTANT

TELEFLEX INCORPORATED
PROXY STATEMENT
QUESTIONS AND ANSWERS
PROPOSAL 1: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
STOCK PERFORMANCE GRAPH
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 2: APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL 3: APPROVAL OF TELEFLEX INCORPORATED EXECUTIVE INCENTIVE PLAN
PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT AND NON-AUDIT FEES
Policies and Procedures on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
STOCKHOLDER PROPOSALS
OTHER MATTERS

TELEFLEX INCORPORATED
155 South Limerick Road
Limerick, Pennsylvania 19468
PROXY STATEMENT
GENERAL INFORMATION
      This proxy statement is furnished to stockholders by the Board of Directors of the Company for solicitation of proxies for use at the Company’s Annual Meeting of Stockholders to be held on Friday, May 5, 2006, 11:00 a.m., local time, at the Hilton Valley Forge, 251 West Dekalb Pike, King of Prussia, PA 19406. The proxies may also be voted at any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on Tuesday, March 7, 2006, the Record Date, are entitled to vote. Each owner of record on the Record Date is entitled to one vote for each share of common stock held. On the Record Date, the Company had 41,161,116 shares of common stock outstanding.
      This proxy statement and the enclosed form of proxy were mailed to stockholders on or about April      , 2006. A copy of the Company’s Annual Report is provided with this proxy statement.
      The Company will pay the cost of solicitation of proxies. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company reimburses banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners of the Company’s common stock.

QUESTIONS AND ANSWERS

1.	What is a “proxy”?
      It is your way of legally designating another person to vote for you. That other person is called a “proxy.” If you designate another person as your proxy in writing, the written document is called a “proxy” or “proxy card.”

2.	What is a “proxy statement”?
      It is a document required by the Securities and Exchange Commission (the “SEC”) that contains information about the matters that stockholders will vote upon at the Annual Meeting. The proxy statement also includes other information required by SEC regulations.

3.	What is a “quorum”?
      A quorum is the minimum number of stockholders who must be present or voting by proxy in order to conduct business at the meeting. A majority of the outstanding shares, whether present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Shares represented by proxies marked to “abstain” from voting for a proposal or to “withhold” voting for one or more nominees and broker non-votes are counted for purposes of determining the presence of a quorum.

4.	What is a “broker non-vote”?
      A broker “non-vote” occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

5.	How many votes are required to approve the proposals?
      A plurality of the votes cast at the meeting is required to elect directors; that is, the four nominees receiving the highest number of votes for the class whose term expires at the 2009 Annual Meeting and the nominee receiving the highest number of votes for the class whose term expires at the 2008 Annual Meeting will be elected.
      The affirmative vote of a majority of outstanding shares is required to approve the amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock.
      The affirmative vote of a majority of outstanding shares present, in person or by proxy, and entitled to vote is necessary to approve the Teleflex Incorporated Executive Incentive Plan.
      The affirmative vote of a majority of outstanding shares present, in person or by proxy, and entitled to vote is necessary to ratify the appointment of PricewaterhouseCoopers LLP or approve any other proposal.
      Abstentions will be included in the vote count and have the same effect as voting “against” a proposal. Broker non-votes will not be included in the vote count and will have no effect on the vote with respect to the proposals concerning approval of the Executive Incentive Plan or the ratification of the appointment of the Company’s independent registered public accounting firm, but will have the effect of a vote against the proposal to amend the Company’s Certificate of Incorporation.

6.	How do I vote?
      You may vote by (i) attending the Annual Meeting in person and submitting a ballot, (ii) signing and dating each proxy card you receive and returning it in the prepaid envelope included in your proxy package, (iii) voting by telephone by calling 1-800-PROXIES (776-9437), or (iv) voting via the internet at www.voteproxy.com.

      The shares represented by each proxy will be voted in accordance with the instructions in the proxy card, unless the proxy is revoked before it is exercised. Any proxy card which is returned without any markings indicating how you wish to vote will be counted as a vote FOR the election of directors, FOR the proposal to amend the Company’s Certificate of Incorporation, FOR the proposal to approve the Executive Incentive Plan and FOR the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2006.

7.	How can I revoke my proxy?
      You may revoke your proxy at any time before the proxy is exercised by submitting a notice of revocation or submitting an executed proxy card bearing a later date to the Secretary of the Company at the Company’s principal executive offices, at 155 South Limerick Road, Limerick, Pennsylvania 19468. You may also revoke your proxy by attending the Annual Meeting in person and giving notice of your intention to vote at the Annual Meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

PROPOSAL 1:
ELECTION OF DIRECTORS
      The Board of Directors (the “Board”) is divided into three classes, whose terms expire at successive annual meetings. Accordingly, at the Annual Meeting, four directors will be elected for terms expiring at the Annual Meeting of Stockholders of the Company in 2009. The Board, on recommendation of the Governance Committee, has nominated Jeffrey P. Black, Sigismundus W.W. Lubsen, Judith M. von Seldeneck and Harold L. Yoh III for election for three-year terms. In addition, Lennox K. Black has advised the Board of his intention to retire from the Board, effective upon the election of his successor at the Annual Meeting. The Board has determined to submit to stockholders its nominee to fill the vacancy created by the resignation of Mr. L.K. Black and, on recommendation of the Governance Committee, has nominated John J. Sickler, Vice Chairman of the Company, for election for the remaining two years in Mr. L. K. Black’s term.
      Lennox Black has been associated with the Company for over 47 years. During his tenure, Mr. Black served as the President and Chief Executive Officer of the Company from 1971 to 1994, and again from January 2000 to May 2002. Mr. Black has been a member of the Board since 1971 and has served as Chairman of the Board since 1982. The Board and the Company are profoundly grateful for the leadership and valuable contributions Mr. Black has provided over his many years of service.
      The persons named in the enclosed proxy intend to vote properly executed proxies for the election of Mrs. von Seldeneck and Messrs. J.P. Black, Lubsen, Yoh and Sickler. The Company does not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.
      Mrs. von Seldeneck and Messrs. J.P. Black, Lubsen and Yoh are the continuing directors who previously were elected by the stockholders of the Company. Mr. Sickler is a new nominee standing for election as director in the class having a term that expires in 2008.
      Information with respect to the nominees and continuing directors is set forth in the tables below.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.
Nominees for election to the Board of Directors — Terms expiring in 2009

Jeffrey P. Black, 46 Elected in 2002	President and Chief Executive Officer of the Company; (President, December 2000-present; Chief Executive Officer, May 2002-present); President, Teleflex Fluid Systems (1999-2000); President, Teleflex Industrial Group (July-December 2000); Vice President, Teleflex Fluid Systems (1996-99).

Sigismundus W.W. Lubsen, 62 Elected in 1992	Retired: Member of the Executive Board, Heineken N.V., Amsterdam, the Netherlands, a manufacturer of beverage products (1995-2002); Director, Laurus N.V., Heineken Nederlands Beheer B.V., RUVABO B.V., and I.F.F. (Nederland) Holding B.V., the Netherlands; Athenian Breweries AB Ltd. (Greece).

Judith M. von Seldeneck, 65 Elected in 2003	Chairman and Chief Executive Officer, Diversified Search Inc., a generalist executive search firm (1974-present); Director, Chair, Compensation Committee and Member of Board — Strategic Planning Committee, Tasty Baking Company; Director, Citizens Bank of Pennsylvania; Chairwoman, Greater Philadelphia Chamber of Commerce (October 2001-October 2002); Chair, Philadelphia Chapter of the National Association of Corporate Directors.

Harold L. Yoh III, 45 Elected in 2003	Chairman of the Board and Chief Executive Officer of The Day & Zimmermann Group, Inc., a leading global provider of diversified managed services (1999-present); Director, Greater Philadelphia Chamber of Commerce, Chairman (October 2002-October 2003).
Nominee for election to the Board of Directors — Term expiring in 2008

John J. Sickler, 64 Nominee for Director with term expiring in 2008	Vice Chairman of the Company since December 2000; Interim Chief Financial Officer of the Company (December 2003- August 2004); Senior Vice President of the Company (April 1983-December 2000); Director of the Company (1979-1992).
      The following individuals currently serve as directors in the two other classes. Their terms will end at the Annual Meetings in 2007 and 2008, respectively.
Terms expiring in 2007

Patricia C. Barron, 63 Elected in 1998	Retired; Clinical Professor, Stern School of Business, New York University, New York, New York (2000-2003); Vice President, Business Operations, Xerox Corporation (1998); President, Xerox Engineering Systems Division (1994-98); Director, ARAMARK Corporation, Quaker Chemical Company, Ultralife Batteries Corporation and U.S.A.A.

Donald Beckman, 74 Elected in 1981	Of counsel, Beckman and Associates, Philadelphia, PA, attorneys (2001-present); Special Counsel, Saul Ewing LLP, Philadelphia, PA, attorneys (1993-2001).

James W. Zug, 65 Elected in 2004	Retired; Audit Partner, PricewaterhouseCoopers LLP and Coopers & Lybrand (1973-2000). Director, Amkor Technology Inc., Brandywine Group of Mutual Funds and Allianz Funds.

Terms expiring in 2008

William R. Cook, 62 Elected in 1998	Retired; President and Chief Executive Officer, Severn Trent Services, Inc., a water and waste utility company (1999-2002); Chairman, President and Chief Executive Officer, BetzDearborn, Inc. (1993-98); Director, Quaker Chemical Company.

George Babich, Jr., 54 Elected in 2005	Retired; President of The Pep Boys — Manny, Moe & Jack, a full- service automotive retail and service chain (March 2002-January 2005); Chief Financial Officer and Senior/Executive Vice President of The Pep Boys — Manny, Moe & Jack (2000-2002); President and Chief Financial Officer of The Pep Boys — Manny, Moe & Jack (2002-2004).

Benson F. Smith, 58 Elected in 2005	Chief Executive Officer, BFS & Associates, LLC, a company specializing in strategic planning and venture investing (2000-Present); President and Chief Operating Officer, C.R. Bard, Inc. (1994-98), Director, Rochester Medical Corporation and ZOLL Medical Corporation.

CORPORATE GOVERNANCE
Corporate Governance Principles and Other Corporate Governance Documents
      The Company’s Corporate Governance Principles, including guidelines for the determination of director independence, the operations, structure and meetings of the Board, the committees of the Board and other matters relating to the Company’s corporate governance, are available on the Investors page of the Company’s website. Also available on the Investors page are other corporate governance documents, including the Code of Ethics, the Code of Ethics for Chief Executive Officer and Senior Financial Officers, the Charter of the Audit Committee, the Charter of the Governance Committee and the Charter of the Compensation Committee. Any amendments to, or waivers of, the codes of ethics will be disclosed on the Company’s website promptly following the date of such amendment or waiver. You may access these documents at www.teleflex.com. You may also request these documents in print form by contacting the Company’s Legal Department at Teleflex Incorporated, 155 South Limerick Road, Limerick, PA 19468.
Board Independence
      The Board has affirmatively determined that George Babich, Jr., Patricia C. Barron, Donald Beckman, James W. Zug, William R. Cook, Sigismundus W.W. Lubsen, Judith M. von Seldeneck, Benson F. Smith and Harold L. Yoh III are independent. All of such independent directors meet the categorical standards set forth in the Corporate Governance Principles, which have been adopted by the Board to assist it in making determinations of independence. The Board has further determined that the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent within the meaning of the rules of the New York Stock Exchange (the “NYSE”), and that the members of the Audit Committee meet the additional independence requirements of the New York Stock Exchange applicable to Audit Committee members.
      To assist the Board in making determinations of independence, the Board has adopted the following categorical standards. The Board will determine the materiality of any relationship which a director has with the Company by considering all relevant facts and circumstances. The Board may determine that a director is not independent notwithstanding that none of the following categorical disqualifications apply. However, if any of the following categorical disqualifications apply, a director may not be considered independent.

(i) A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until the expiration of the three years after the end of such employment.

(ii) A director who receives, or if an immediate family member of the director is an executive employee of the Company and receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by a director for former service as an interim Chairman or CEO, may not be considered independent until the expiration of the three years after such director or family member ceases to receive more than $100,000 per year in compensation or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

(iii) A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company may not be considered independent until the expiration of the three years after the end of such service or employment relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

(iv) A director who is employed, or whose immediate family is employed, as an executive officer of another company where any of the Company’s present executives serve on such other company’s compensation committee may not be considered independent until the expiration of the three years after the end of such service or employment relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

(v) A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered independent until the expiration of the three years after such receipts or payments fall below such threshold or after such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

Lead Director
      In March 2006, the Board established the position of Lead Director of the Board. The duties and responsibilities of the Lead Director include:

•	coordinating and developing the agenda for, and presiding over, executive sessions of the Board’s independent directors;

•	facilitating communications among and between the directors and senior executives of the Company, including with respect to any concerns they may have about the Company and its performance;

•	collaborating with the Chairman of the Board to ensure appropriate information flow to the Board,

•	interviewing, along with the Governance Committee Chair, and making recommendations to the Governance Committee and the Board concerning Board candidates; and

•	providing input to the members of the Compensation Committee regarding the Chief Executive Officer’s performance, and, along with the Compensation Committee Chair, meet with the Chief Executive Officer to discuss the Board’s evaluation.
      The independent directors of the Board have the authority to make decisions concerning the Lead Director, including the power to appoint and remove the Lead Director and the authority to modify the Lead Director’s duties and responsibilities.

      Upon the recommendation of the Governance Committee, William R. Cook was appointed as the Company’s initial Lead Director, and will serve a one year term commencing on the date of this year’s Annual Meeting or until his successor is appointed and qualified.
Executive Sessions of Non-Management Directors
      The non-management directors (the directors who are not executive officers of the Company) meet regularly, in accordance with a schedule adopted at the beginning of each year and on such additional occasions as a non-management director may request. Such meetings are held in executive session, without the presence of any directors who are executive officers of the Company. To date, Mr. Beckman, being the non-management director who has served on the Board continuously for the longest period of time, has acted as the presiding officer at such meetings. As discussed above, the Lead Director will preside over such meetings from and after the date of the Annual Meeting.
      Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Teleflex Incorporated, 155 South Limerick Road, Limerick, PA 19468, Attention: Corporate Communications. These communications will be forwarded to specified individual directors, or, if applicable, to all the members of the Board as deemed appropriate. Stockholders or other interested persons may also communicate directly and confidentially with the presiding officer of the non-management directors’ meetings, the non-management directors as a group or the Chairman or other members of the Audit Committee through the Teleflex Ethics Hotline at 1-888-883-1499 or for international calls, 1-203-557-8604.
The Board and Board Committees
      The Board held eight meetings in 2005. The Board does not have a formal policy concerning attendance at its Annual Meeting of Stockholders but encourages all directors to attend. All of the Board members except Lennox K. Black and Harold L. Yoh III attended the 2005 Annual Meeting of Stockholders.
      The Board has established a Governance Committee, a Compensation Committee, an Audit Committee and an Executive Committee.

Governance Committee. The members of the Governance Committee are Mrs. Barron and Messrs. Lubsen and Cook. The Governance Committee is responsible for identifying qualified individuals for board membership and recommending individuals for nomination to the Board and its committees. In addition, the Governance Committee reviews and makes recommendations to the Board as to changes in Board structure, the range of qualifications that should be represented on the Board and eligibility criteria for individual Board membership. The Governance Committee is also responsible for developing and recommending corporate governance principles to the Board and overseeing the evaluation of the Board and management.

The Governance Committee held five meetings in 2005.

Consideration of Director Candidates

The Governance Committee considers candidates for Board membership. The Company’s Corporate Governance Principles provide that directors are expected to possess the highest character and integrity, and to have business, professional, academic, government or other experience which is relevant to the business and operations of the Company. In addition, directors must be able to devote substantial time to the affairs of the Company. The charter of the Governance Committee provides that in evaluating nominees, the Governance Committee should consider the attributes set forth above. Under the Company’s Corporate Governance Principles, a director must retire from the Board at the expiration of his or her term following attainment of age 70, except in special circumstances which shall be described in a resolution adopted by the Board requesting such director to defer retirement.

To assist the Governance Committee to identify candidates for nomination as directors, the committee sometimes employs a third party search firm and also receives recommendations of candidates from Board members. Mr. Sickler was initially recommended by a current member of the Board.

In addition, the Governance Committee will consider recommendations for director candidates from stockholders. Stockholders can recommend candidates for nomination by delivering or mailing written notice of nominations to Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Secretary. In order to enable consideration of the candidate in connection with our 2007 Annual Meeting, a stockholder must submit the following information by November , 2006:

•	the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;

•	information about the relationship between the candidate and the recommending stockholder; and

•	the consent of the candidate to service as a Director.

In considering any candidate proposed by a stockholder, the Governance Committee will reach a conclusion based on the criteria described above. The Governance Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Governance Committee. The Governance Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

Compensation Committee. The members of the Compensation Committee are Mrs. von Seldeneck and Messrs. Beckman, Lubsen and Yoh. The duties and responsibilities of the Compensation Committee include, among other things, the following:

•	review and recommend to the Board for approval all compensation plans in which any director or executive officer may participate and all other compensation plans in which executives of the Company generally may participate;

•	review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer;

•	review, and recommend to the other independent directors for approval, any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of the Chief Executive Officer;

•	review and approve compensation of executive officers of the Company (other than the Chief Executive Officer), and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of any executive officer of the Company (other than the Chief Executive Officer);

•	establish goals for performance-based awards under incentive compensation plans (including stock compensation plans);

•	administer and grant, or recommend to the Board the grant of, stock options and other equity-based compensation awards under stock compensation plans of the Company;

•	review and approve all employment agreements, severance agreements, retention agreements and change in control agreements and any other similar supplemental arrangement for the benefit of the Chief Executive Officer or any of the other senior executive officers; and

•	review and evaluate the Company’s pension plan performance with the Company’s Pension Plan Committee.
      Only a subcommittee of the Compensation Committee, however, comprised solely of directors who qualify as “Non-Employee Directors” under applicable SEC regulations and as “Outside Directors” under the Internal Revenue Service regulations issued under section 162(m) of the Internal Revenue Code, is authorized to approve compensation arrangements for executive officers and directors, including the grant of stock options and restricted stock. The subcommittee is currently composed of Mrs. von Seldeneck and Messrs. Lubsen and Yoh.

The Compensation Committee held seven meetings in 2005.

Audit Committee. The members of the Audit Committee are Messrs. Cook, Zug and Babich. The Audit Committee has responsibility to, among other things, assist the Board in its oversight of the following matters:

•	the integrity of the Company’s financial statements;

•	the Company’s internal control compliance;

•	the Company’s compliance with the legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and its independent registered public accounting firm.

The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the independent auditors, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent auditors. In addition, the Audit Committee oversees the performance of the persons performing the Company’s internal audit function; and meets separately, periodically, with management, the independent registered public accounting firm and the Company’s own internal auditors. The Audit Committee also periodically discusses with management the Company’s policies with respect to risk assessment and risk management.

Stockholders may contact the Company’s Audit Committee to report complaints about the Company’s accounting, internal accounting controls or auditing matters by writing to the following address: Teleflex Incorporated, 155 South Limerick Road, Limerick, PA 19468,

Attention: Audit Committee. Stockholders can report their concerns to the Audit Committee anonymously or confidentially.

The Board has determined that three audit committee members, Messrs. Babich, Cook and Zug, meet the criteria of an “audit committee financial expert” as that term is defined in SEC regulations.

The Audit Committee held eight meetings during the past fiscal year.

Executive Committee. The members of the Executive Committee are Messrs. L.K. Black, J.P. Black and Beckman.

The Executive Committee did not meet in 2005.

Director Compensation
      Directors of the Company who are also employees of the Company or any of its subsidiaries receive no additional compensation for their service as directors. Directors of the Company who are not employees of the Company or any of its subsidiaries (“non-employee directors”) are paid an annual fee of $20,000 and an additional fee of $1,000 for each Board and committee meeting attended, plus expenses. In addition, non-employee directors currently are paid the following equity based compensation under the Company’s Stock Compensation Plan: upon their first election or appointment to the board, non-employee directors are granted an option to purchase 5,000 shares of Company common stock, and all non-employee directors receive annually a restricted stock award having a market value of $20,000 on the date of the award and an option to purchase 2,000 shares of Company common stock. The Chairperson of the Audit Committee and the Chairperson of the Compensation Committee receive an annual stipend of $10,000 and $5,000, respectively. At its next regular meeting, which is currently scheduled to be held following the conclusion of business at the Annual Meeting, the Board intends to establish an annual fee to be paid to the Lead Director. The Company provides no pension benefits to the non-employee directors.
Compensation Committee Interlocks and Insider Participation
      Mr. Beckman is of counsel to Beckman and Associates, a law firm, which provides legal services to the Company.
AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors is comprised of three non-employee Directors, each of whom has been determined by the Board to be independent under the rules of the NYSE and the SEC. The Audit Committee’s responsibilities are set forth in its amended and restated charter, which was adopted by the Board on March 7, 2005.

      Generally, the Audit Committee oversees and reviews with the full Board any issues with respect to the Company’s financial statements, the structure of the Company’s legal and regulatory compliance, the performance and independence of the Company’s independent registered public accounting firm and the performance of the Company’s internal audit function. The Committee retains the Company’s independent registered public accounting firm to undertake appropriate reviews and audits of the Company’s financial statements and its internal controls over financial reporting, determines the compensation of the independent registered public accounting firm, and pre-approves all of their services. The preparation of the Company’s financial statements is the responsibility of Company management. The Audit Committee maintains oversight of the independent registered public accounting firm by discussing the overall scope and specific plans for their audits, the results of their examinations, and the overall quality of the Company’s financial reporting.
      The Audit Committee maintains oversight of the Company’s internal audit function by reviewing the appointment and replacement of the Company’s director of internal auditing and periodically meets with the director of internal auditing to receive and review reports of the work of the Company’s internal audit department. The Audit Committee meets with management on a regular basis to discuss any significant matters, internal audit recommendations, policy or procedural changes, and risks or exposures, if any, that may have a material effect on the Company’s financial statements.
      The Audit Committee has: (i) appointed and retained PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 25, 2005; (ii) reviewed and discussed with the Company’s management the Company’s audited financial statements for the fiscal year ended December 25, 2005; (iii) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 — “Communications with Audit Committees,” as amended; (iv) received the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 — “Independence Discussions with Audit Committees,” as then in effect, and has discussed with the Company’s independent registered public accounting firm their independence; (v) discussed matters with the Company’s independent registered public accounting firm outside the presence of management; (vi) reviewed internal audit recommendations; (vii) discussed with the Company’s independent registered public accounting firm the quality of the Company’s financial reporting; (viii) and reviewed and discussed with the Company’s independent registered public accounting firm and management the status of activities intended to maintain compliance with §404 of the Sarbanes-Oxley Act.
      In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 25, 2005, for filing with the SEC.
AUDIT COMMITTEE

WILLIAM R. COOK, CHAIRMAN	GEORGE BABICH, JR.	JAMES W. ZUG

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Company’s compensation philosophy with respect to executive officers is designed to provide a competitive, largely performance based package that is effective in attracting and retaining highly skilled executives. Performance based compensation encompasses both short-term goals through an annual performance program and longer-term goals through a long-term incentive program. Equity awards are also utilized to encourage a long-term commitment to the Company, as well as a focus on increasing stockholder value.
      In accordance with this philosophy, the Committee has determined that it generally will seek to position both total direct compensation (including base salary, annual bonus and long-term incentive compensation) and total cash compensation at a level that approximates the 65th percentile of such compensation paid by a general market of several hundred large industrial and service companies (the “general market companies”), based on information provided by the Company’s compensation consultant and assuming established performance targets are met. Because the Committee seeks to emphasize a pay-for-performance compensation environment, base salary is generally positioned to approximate a lower comparative level, namely the median of the general market companies. However, the Committee may set compensation below or above these levels as it deems appropriate. Factors that may affect the Committee’s determination include comparable data relating to a peer group of 12 manufacturing companies selected by the Committee in consultation with its compensation consultant (the “peer group”), as well as individual performance. The peer group has been used by the Committee as a secondary point of evaluation to validate compensation decisions, and in certain instances the Committee has adjusted compensation in response to peer group data.
      Compensation for 2005 was fixed by the Board of Directors based upon the Committee’s recommendations, which are developed in consultation with the Chief Executive Officer. In the case of compensatory decisions regarding the Chief Executive Officer, only the independent members of the Board participated. Beginning in 2006, compensation for all executive officers other than the Chief Executive Officer will be fixed by the Committee. The Chief Executive Officer’s compensation will continue to be fixed by the independent members of the Board of Directors.
      The compensation package for executive officers for 2005 was comprised of salaries, bonuses and long-term incentive compensation, determined in accordance with the foregoing principles and as described below:

•	Salaries were principally determined based upon data relating to the general market companies described above. As noted above, the Committee generally recommends salaries at a level that approximates the median of the salaries for positions of comparable responsibility reported by the general market companies, adjusted in appropriate cases to reflect the level of experience or expertise of particular executives.

•	Annual bonuses were awarded shortly after the close of 2005 to executive officers based largely on objective criteria. Early in 2005, a target amount of annual bonus was fixed for each executive officer, subject to the achievement of specified performance goals. Target amounts varied from 45 percent to 90 percent of an executive officer’s salary for 2005, depending on the executive’s responsibilities. For most executives, annual bonuses were based on the amount of the Company’s earnings per share. For an executive officer who had responsibility for a specific line of business, bonuses were based on two equally weighted factors, earnings per share and “asset velocity index,” which is a formula relating to the management of certain working capital items. Annual bonuses could range from a threshold equal to 50 percent of the target award to a maximum of 200 percent of the target award. In addition, the Compensation

Committee is authorized to adjust the annual bonus amount of an individual executive up or down by an amount not exceeding 20 percent, depending upon the personal performance of the executive during 2005. Discretionary increases were provided to three executives and reflected factors such as the accomplishment of operational missions, including expansion of product lines, increase of market share and geographical or industry penetration, new product development, improvements in efficiency of operations, accomplishment of strategically significant corporate acquisitions and other relevant matters. Awards of annual bonuses to executive officers for 2005 ranged from 91 percent to 181 percent of their respective target awards.

•	Awards of long-term incentive compensation to executive officers in 2005 consisted of stock options and cash incentive opportunities. Assuming that the target performance goals applicable to the cash incentive portions of the awards are achieved, long-term incentive compensation is designed to be equivalent to 100 percent to 225 percent of an executive officer’s salary for 2005, depending on the executive’s responsibilities. The target amount of the cash incentive opportunity portion of each award equals 35 percent of each recipient’s aggregate long-term incentive compensation award, while the stock option portion of each award (valued on the basis of a Black Scholes formula) equals 65 percent. Payment of the cash incentive portions of the awards is based upon the extent to which the Company’s total shareholder return during the three year performance period beginning with 2005 exceeds the total shareholder return achieved by the peer group companies. Specifically, the cash incentive portion can range from a minimum (50 percent of target) to a maximum (200 percent of target) award, depending upon the number of the peer group companies whose total shareholder return is exceeded by the Company’s total shareholder return. “Total shareholder return” refers to the appreciation in value of a share of stock of a company from the beginning to the end of the specified performance period plus the aggregate dividends paid in respect of such share during the performance period.

      The compensation for 2005 of Jeffrey P. Black, President and Chief Executive Officer of the Company, included salary, annual bonus and long-term compensation consisting of stock options and a cash incentive opportunity award. Mr. Black’s salary for 2005 was $750,000, reflecting a $50,000 increase from the $700,000 salary that had been in effect in 2004. The increase was deemed appropriate based on the Committee’s principle that salaries should be competitive with the median of the general market companies for comparable executives. Mr. Black’s annual incentive bonus for 2005 was $877,500 (130 percent of the target amount) and was based exclusively on the Company’s earnings per share for 2005. The long term incentive compensation award to Mr. Black consisted of an option to purchase 55,875 shares of common stock and a target cash opportunity award in the amount of $590,625, subject to the Company’s achievement of performance goals based on total stockholder return during the 2005-2007 performance period. In determining the amount of Mr. Black’s long-term incentive compensation award, the Committee applied the principles described above.
      Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility of compensation received in a year by each of the Company’s five most highly compensated executive officers, exclusive of compensation that qualifies as “performance-based” or falls within other exceptions provided in the statute. While awards of stock options under the Company’s Stock Compensation Plan may be made on terms that will qualify for the exception from the deductibility limit, cash incentives provided in the past generally will not qualify (although, as noted below, stockholder approval of the proposed Teleflex Incorporated Executive Incentive Plan would facilitate the deductibility of bonus awards and the cash portion of long-term incentive awards to the extent they satisfy certain conditions). The Committee retains discretion to make awards that are not fully deductible. The Compensation paid to Mr. Black in 2005 exceeded the deductible limit by approximately $660,000.
      In order to enhance the ability of the Company to qualify performance based compensation for the exception from the $1 million deductibility limit, the Company is proposing for stockholder approval the Teleflex Incorporated Executive Incentive Plan. The plan, which is described under “Approval of Teleflex Incorporated Executive Incentive Plan,” provides the Committee with the ability to establish annual and long-term awards that would qualify for the exception. It is currently contemplated that performance-based awards will be based upon the annual bonus and long-term incentive criteria set forth above, subject to the plan’s prohibition on discretionary increases for officers covered by Section 162(m).
SIGISMUNDUS W.W. LUBSEN, CHAIRMAN

JUDITH M. von SELDENECK	DONALD BECKMAN	HAROLD L. YOH III
CERTAIN TRANSACTIONS
      Mr. Beckman, a director, is of counsel to Beckman and Associates, a law firm which provided legal services to the Company in 2005, for which the Company paid fees of $128,278.
      Mr. J.P. Black, President, Chief Executive Officer and a director of the Company, owns 42% of the common stock of Sovereign Capital Group, whose subsidiary is a supplier of goods to the Company. In 2005, the aggregate revenue from such sales was $68,500, less than 5% of the annual revenue of Sovereign Capital Group.

STOCK PERFORMANCE GRAPH
      The following graph provides a comparison of five year cumulative total stockholder returns of Company common stock, the Standard & Poor (S&P) 500 Stock Index and the S&P MidCap 400 Index. The Company has selected the S&P MidCap 400 Index because, due to the diverse nature of its businesses, it does not believe that there exists a relevant published industry or line-of-business index and does not believe it can reasonably identify a peer group. The annual changes for the five-year period shown on the graph are based on the assumption that $100 had been invested in Company common stock and each index on December 31, 2000 and that all dividends were reinvested.
MARKET PERFORMANCE
Comparison of Five-Year Cumulative Total Return(a)

(a)	Assumes $100 invested on December 31, 2000 in Teleflex common stock, S&P 500 Index, and S&P MidCap 400 Index, using a fiscal year ending December 31 in all cases.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary of Cash and Non-Cash Compensation Paid to Certain Executive Officers
      The following table sets forth, for the fiscal years ended December 28, 2003, December 26, 2004 and December 25, 2005, respectively, certain compensation information with respect to the Company’s: (a) Chief Executive Officer and (b) each of the four other most highly compensated executive officers, based on the salaries and bonuses earned by such executive officers during the fiscal year ended December 25, 2005.
SUMMARY COMPENSATION TABLE

					Long-Term
		Annual Compensation			Compensation Awards

Name and Principal				Other Annual	Restricted		All Other
Position	Year	Salary	Bonus	Compensation(a)	Stock(b)	Options	Compensation(c)

Lennox K. Black	2005	$703,000	—	$90,531	—	—	—
Chairman and	2004	$703,000	—	$94,738	—	—	—
Director(d)	2003	$703,000	—	$85,499	—	—	—
Jeffrey P. Black	2005	$750,000	$877,500	$74,048	—	55,875	$19,244
President, Chief	2004	$671,668	$250,000	$55,147	—	42,000	$18,598
Executive Officer	2003	$530,000	$190,000	$55,327	$105,000	50,000	$21,464
and Director(e)
John J. Sickler	2005	$440,001	$343,201	—	—	—	$49,064
Vice Chairman	2004	$429,667	$200,000	—	$206,000	—	$44,009
	2003	$378,000	$300,000	—	$150,000	20,000	$49,499
Martin S. Headley(f)	2005	$406,000	$316,680	$142,495	—	18,600	$87,560
Executive Vice	2004	$150,000	$203,000	—	$270,000	40,000	$756
President and	2003	—	—	—	—	—	—
Chief Financial Officer
John B. Suddarth(g)	2005	$298,700	$270,289	—	—	14,200	$6,032
President —	2004	$145,375	$40,000	—	—	12,000	$3,175
Aerospace	2003	—	—	—	—	—	—

(a)	Other annual compensation for Mr. L. K. Black in 2005, 2004 and 2003 consisted of Company car payments of $31,737, $29,041 and $29,545, respectively, incremental costs incurred by the Company for personal use of the Company’s aircraft of $18,200, $27,888 and $39,764, respectively, and payment by the Company of taxes incurred by Mr. L. K. Black in connection with the life insurance policy maintained by the Company for the benefit of Mr. L. K. Black of $40,594, $35,754 and $10,961, respectively. Mr. L. K. Black’s other annual compensation also includes payments of above-market interest in the amounts of $2,055 and $5,229 in each of 2004 and 2003, respectively, under a deferred compensation plan maintained by the Company. Other annual compensation for Mr. J. P. Black in 2005, 2004 and 2003 consisted of Company car payments of $23,045, $17,244 and $10,170, respectively, incremental costs incurred by the Company for personal use of the Company’s aircraft of $42,640, $31,398 and $37,509, respectively, and payments by the Company to Mr. J. P. Black of $6,513, $6,505 and $7,648, respectively, for taxes incurred in connection with reimbursement payments made by the Company to Mr. J. P. Black for life insurance premiums. Mr. J.P. Black’s other annual compensation also includes a payment by the Company of $1,850 in club membership dues in 2005. Other annual compensation for Mr. Headley in 2005 consisted of relocation expenses of $121,725 and Company car payments of $20,770.

(b)	On September 13, 2004, a restricted stock award was granted to Mr. Headley (6,000 shares) subject to vesting on the second anniversary of the date of grant of such award (September 13, 2006). On March 1, 2004, a restricted stock award was granted to Mr. Sickler (4,000 shares) subject to vesting with respect to one-half of the shares on the first anniversary of the date of grant of such award (March 1, 2005) and the remaining half of the shares on the second anniversary of the date of grant of such award (March 1, 2006). On March 3, 2003, restricted stock awards were granted to each of Mr. J.P. Black (2,800 shares), and Mr. Sickler (4,000 shares) subject to vesting on the first anniversary of the date of grant of such awards. Dividends are payable on shares of restricted stock to the same extent as paid on the Company’s common stock generally. At December 23, 2005, the following named executive officers held the number of shares of restricted stock having the value specified after his name: Mr. J.P. Black (2,800 shares; $183,008), Mr. Sickler (8,000 shares, $522,880) and Mr. Headley (6,000 shares; $392,160). The value of the shares of restricted stock is based on the closing price of the Company’s common stock, as reported on the New York Stock Exchange Composite Tape on December 23, 2005.

(c)	The information reported includes the following for fiscal year 2005: (i) the dollar value of life insurance premiums paid for the benefit of each of the named executives as follows: Mr. J.P. Black, $1,764; Mr. Sickler, $12,968, Mr. Headley $1,260 and Mr. Suddarth $1,260;(ii) contributions to the Company’s 401(k) Savings Plan on behalf of the named executives to match 2005 pre-tax elective deferral contributions to such plan as follows: Mr. J.P. Black $6,300, Mr. Headley $6,300 and Mr. Suddarth $4,772; (iii) reimbursement of $11,180 to Mr. J.P. Black for life insurance premiums; (iv) payment to Mr. Headley of $80,000 in connection with his relocation; and (v) $36,096 credited to Mr. Sickler under a deferred compensation plan maintained by the Company.

(d)	Mr. L.K. Black has announced his intention to retire as Chairman at the Annual Meeting and as a director upon the election of his successor at the Annual Meeting.

(e)	The Board has elected Mr. J.P. Black Chairman, effective as of the date of the Annual Meeting.

(f)	Mr. Headley was elected Executive Vice President and Chief Financial Officer effective August 16, 2004.

(g)	Mr. Suddarth was elected President — Aerospace on July 6, 2004.
     On March          , 2006, the Company’s Board approved a grant of 30,000 shares of restricted stock to Jeffrey P. Black, effective as of the date of Annual Meeting, with a restriction period of two years from the effective date of the grant.
Option Grants
      The following table sets forth information with respect to the executives named in the Summary Compensation Table concerning the grants of stock options during the fiscal year ended December 25, 2005:
OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

			% of Total			Potential Realizable Value as
	Number of		Options			Assumed Annual Rates of
	Securities		Granted to			Stock Price Appreciation for
	Underlying		Employees	Exercise of		Option Term(b)
	Options		in Fiscal	Base Price	Expiration
Name	Granted		Year	($/sh)	Date	5%	10%

Lennox K. Black	—		—	—	—	—	—
Jeffrey P. Black	55,875	(a)	10.02%	$52.50	3/7/15	$1,844,823	$4,675,143
John J. Sickler	—		—	—	—	—	—
Martin S. Headley	18,600	(a)	3.33%	$52.50	3/7/15	$614,115	$1,556,289
John B. Suddarth	14,200	(a)	2.54%	$52.50	3/7/15	$468,841	$1,188,135

(a)	These options become exercisable with respect to one-third of the underlying shares on the first anniversary of the grant (March 7, 2006), and for an additional one-third on each of the next two anniversaries of the date of grant.

(b)	In accordance with SEC regulations, these columns show gains that could accrue for the respective options, assuming that the market price of Company common stock appreciates from the date of grant over a period of ten years at an annualized rate of 5% and 10%, respectively. Actual gains, if any, on stock option exercises are dependent on actual performance of the stock.
     On February 21, 2006, options to purchase shares of the Company’s common stock were granted to each of Mr. Headley (23,690 shares) and Mr. Suddarth (13,554 shares); and on February 22, 2006, 82,709 options to purchase shares of the Company’s common stock were granted to Mr. J.P. Black. On March           , 2006, the Company’s Board approved a grant of 80,000 options to purchase shares of the Company’s common stock to Mr. J.P. Black, effective as of the date of the Annual Meeting.
Option Exercises and Holdings
      The following table sets forth information with respect to the executives named in the Summary Compensation Table concerning the exercise of stock options during the fiscal year ended December 25, 2005 and unexercised options held as of the end of the fiscal year:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES TABLE

					Value of Unexercised
			Number of Unexercised		In-the-Money Options
			Options at Fiscal Year-End		at Fiscal Year-End(a)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Lennox K. Black	—	—	—	—	—	—
Jeffrey P. Black	—	—	169,750	153,875	$3,536,548	$2,551,833
John J. Sickler	—	—	79,083	6,667	$1,980,565	$185,743
Martin S. Headley	—	—	13,334	45,266	$271,480	$782,116
John B. Suddarth	—	—	4,000	22,200	$81,440	$345,492

(a)	Calculated by subtracting the exercise price from the market value of underlying securities at December 23, 2005, based on the closing price of Company common stock as reported on the New York Stock Exchange Composite Tape.
LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

	Performance	Estimated Future Payouts Under
	or Other	Non-Stock Price-Based Plans(a)
	Period Until
	Maturation or	Threshold	Target	Maximum
Name	Payout	($)	($)	($)

Jeffrey P. Black	2005-2007	295,313	590,625	1,181,250
Martin S. Headley	2005-2007	104,444	208,887	417,774
John B. Suddarth	2005-2007	75,795	151,590	303,181

(a)	The long-term incentive awards (the “LTI Awards”) listed in the table have been issued pursuant to the Teleflex Incorporated Executive Incentive Plan (the “EIP”) and relate to the three-year performance period from 2005 through 2007. The payout for each named officer at the end of the period is contingent upon the Company’s total stockholder return during the performance period meeting or exceeding certain preset goals relative to the total stockholder return achieved by a selected peer group. “Total stockholder return” refers to the appreciation in value of a share of stock of a company from the beginning to the end of the specified performance period plus the aggregate dividends paid in respect of such share during the performance period. Under the EIP, the maximum LTI Award that may be granted to any participant for a particular performance period is $3 million.
Pension Plans
      The Company sponsors the Teleflex Incorporated Retirement Income Plan (“TRIP”), a qualified defined benefit pension plan, as well as the Supplemental Executive Retirement Plan (“SERP”), a non-qualified defined benefit pension plan providing benefits that would otherwise be denied to participants by reason of certain Internal Revenue Code limitations on qualified plan compensation and benefits.
      A participant accumulates units of annual pension benefit for each year of service. For each of the first thirty-five years of service, a participant’s unit is equal to 1.375% of his or her prior year’s annual plan compensation up to the social security integration level, plus 2.0% of such compensation in excess of the social security integration level. For each year of service in excess of thirty-five, a participant’s unit is equal to 1.833% of his or her prior year’s annual plan compensation. The TRIP only recognizes annual plan compensation that does not exceed the Maximum Recognizable Compensation Limit determined by the Internal Revenue Service (“IRS”). The SERP only recognizes base pay in excess of the IRS limit. Effective January 1, 2006, the TRIP was closed to new participants.
      The estimated annual benefits, assuming no future increase in base salary, payable as a life annuity upon retirement (age 65 or current age, if greater) for the following named executives are: Mr. L.K. Black, $259,349; Mr. J.P. Black, $342,086, Mr. Sickler, $122,876, Mr. Headley, $117,066 and Mr. Suddarth, $73,097.

Employment Contracts and Termination, Severance and Change-of-Control Arrangements

Employment Contracts
      In March 2006, Mr. Lennox K. Black announced his intention to retire as Chairman of the Company, effective as of the date of the Annual Meeting. Under the terms of his employment agreement with the Company, Mr. Black is entitled to receive payment of deferred compensation at the rate of $100,000 per year until 2010. Mr. Black’s agreement also provides that during Mr. Black’s lifetime, the Company will fund the premiums under a split dollar life insurance policy maintained for the benefit of Mr. Black. The Company has agreed to maintain the insurance in an amount sufficient to provide a death benefit to Mr. Black’s beneficiaries of approximately $8 million. The Company has also agreed to pay Mr. Black’s income taxes in respect of the imputed benefit of such insurance. Effective July 20, 2002, in accordance with the restriction on loans to executive officers imposed under the Sarbanes-Oxley Act of 2002 (the “Act”), the Company ceased making premium payments under this policy. Once it has been determined that such payments are permissible under the Act, the Company intends to resume funding this policy through either a lump sum payment or annual premium payments to be made over the remainder of Mr. Black’s life. Although subject to adjustment from time to time in accordance with the policy’s funding requirements, the total remaining premiums to be funded by the Company to allow the policy to endow are currently estimated to be $1.6 million. All premiums paid by the Company under this policy are recoverable by the Company out of the benefits payable under the policy.
      In March 2006, the Company entered into an employment agreement with Jeffrey P. Black, which will become effective as of the date of the Annual Meeting, that provides for his employment as Chairman, President and Chief Executive Officer of the Company through May 5, 2009. Mr. Black’s agreement provides that he will receive an annual base salary of at least $850,000, and will be eligible to participate in annual, long-term incentive and equity compensation programs provided by the Company for its senior executives, as well as to participate in the Company’s retirement and welfare benefit plans and programs. The agreement also provides that Mr. Black will be reimbursed by the Company for premiums for $1 million of life insurance coverage and income taxes attributable to those premium reimbursement. In addition, Mr. Black will be entitled to personal use of company aircraft for up to fifty hours per year.
      Under the terms of the agreement, if Mr. Black’s employment is terminated by the Company without cause or by Mr. Black for good reason (as defined in the agreement) prior to the time Mr. Black reaches age 62, other than in connection with a change of control (as defined in the agreement), he is entitled to receive (a) a payment equal to his base salary earned but unpaid through the date of termination and any unpaid cash awards that Mr. Black may have earned under any bonus plan in respect of a performance period that ended prior to the date of termination; (b) continued payment of his base salary for a period of 36 months after the date of termination; (c) payment of an annual bonus in each of the first three years immediately following the date of termination equal to the target annual bonus payment fixed for Mr. Black prior to the date of termination; (d) a prorated portion of any long-term incentive award earned by Mr. Black with respect to a performance period that is scheduled to end on the last day of the year in which Mr. Black’s employment is terminated; and (e) reimbursement by the Company for a period of 36 months after the date of termination for costs incurred by Mr. Black (other than costs that would have been borne by Mr. Black in accordance with the Company’s applicable policy then in effect for employee participation in premiums) to maintain health insurance coverage at a level comparable to the coverage he last elected for himself, his spouse and dependents under the Company’s health care plan. In addition, for up to thirty-six months after the termination date, the Company will maintain, and reimburse Mr. Black for any premiums (other than costs that would have been borne by Mr. Black in accordance with the Company’s applicable policy then in effect for employee participation in premiums) he is required to pay in order to maintain, life and accident insurance for the benefit of Mr. Black at levels comparable to those last elected by Mr. Black under the Company’s life and accident insurance plan. Any stock options held by Mr. Black that are not exercisable as of the date of his termination of employment will expire on the termination date, and any exercisable stock options held by Mr. Black may be exercised for a period of three months after the date of termination.
      Mr. Black’s agreement also provides for certain compensation to be paid to Mr. Black in the event of a change of control, as more fully described in the discussion of change of control agreements below.
      Mr. Black’s agreement has a term of three years. However, notwithstanding any termination of the agreement by the Company, the agreement will remain in effect for a period of at least two years following a change of control that occurs during the term of the agreement.
      The Company’s employment agreement with John J. Sickler, Vice Chairman of the Company, dated March 7, 2005, provides that his employment will continue, at a salary not less than $440,000 per year, until Mr. Sickler or the Company has given the other at least 30 days notice of termination. Upon such termination, Mr. Sickler will retire and receive his vested and other benefits to which he is entitled under the Company’s benefit plans. During the four years immediately following such retirement he will be entitled to health insurance at the Company’s expense. During such four year period, Mr. Sickler will be subject to a non-competition covenant. During the three years immediately following the termination of his employment, he will make himself available to serve the Company as an independent consultant in respect of which he will be paid a monthly retainer fee at the rate of his base salary in effect immediately before his retirement. In addition, the Company will pay him compensation for each day of consulting service at a rate mutually agreed in writing.
      The Company’s employment agreement with Martin Headley, Executive Vice President and Chief Financial Officer of the Company, dated July 2, 2004, provides a starting salary of $400,000 and a bonus of $203,000 for 2004. Mr. Headley’s agreement provided for reimbursement of taxes incurred in connection with his relocation and reimbursement of up to $20,000 for club dues. Mr. Headley’s agreement also provides for death and disability benefits and compensation, medical and dental benefits continuation for nine months in case of termination of employment under certain circumstances.
Change-of-Control Arrangements
      Under the terms of Jeffrey P. Black’s employment agreement and the executive severance agreements entered into in 2005 between the Company and certain of its executive officers, including Martin S. Headley and John B. Suddarth, in the event that a Change in Control (as defined in the agreements) occurs during the term of the agreement, and the executive’s employment with the Company is terminated within two years after the Change in Control either by the executive for “good reason” (as defined in the agreement) or by the Company for any reason other than “disability” or “cause” (each as defined in the agreements), then the executive will be entitled to receive the following severance compensation:

•	to the extent not previously paid, the executive’s full base salary earned through the date of termination of the executive’s employment together with any bonus awards payable but not paid under any short-term or long-term bonus plan, provided, that if no amount is payable, the executive will receive a bonus payment equal to the target award;

•	the executive’s target bonus under each short-term or long-term bonus plan with respect to a performance period that is in its final year at the time of the executive’s termination for the fiscal year in which the executive’s employment was terminated, pro rated based on the number of days the executive was employed during the applicable performance period under such bonus plans;

•	payment of the executive’s base salary (based on the highest salary rate in effect for the executive after the Change in Control), with respect to Mr. Black, for a period of three years after termination of employment, and with respect to each of the other executives, for a period of two years after termination of employment (the “Severance Period”);

•	annual payments during the Severance Period, each equal to the sum of the target awards under any short-term or long-term bonus plan with respect to a performance period that is in its final year at the time of the executive’s termination;

•	immediate vesting of all unvested stock options and shares of restricted stock held by the executive;

•	continuation of health insurance during the Severance Period or, at the Company’s election, periodic payments of cash in an amount equivalent to the executive’s after-tax cost of purchasing comparable health insurance;

•	if the executive was provided with the use of an automobile or cash allowance for an automobile, continuation during the Severance Period of the availability of an automobile or a cash allowance;

•	a cash payment equivalent to the actuarial present value of three additional years service credit in the case of Mr. Black, and two additional years’ service credit in the case of the other executives under the Teleflex Retirement Income Plan and the Supplemental Employee’s Retirement Plan; and

•	reimbursement for executive outplacement services in an amount up to $20,000.
      The agreements also provide for certain “gross-up” payments to reimburse the executive for any excise taxes imposed under Section 4999 of the Internal Revenue Code which may be incurred by the executive if it is determined that any payment or distribution under the agreement would constitute an “excess parachute payment within the meaning of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.
      The term of Mr. Black’s employment agreement is discussed above under “Employment Contracts.” The executive severance agreements have an initial term of three years, and automatically renew for successive one year periods, unless terminated by the Company in accordance with the terms of the agreements. However, notwithstanding any termination by the Company, the executive severance agreements will remain in effect for a period of at least two years following a Change in Control that occurs during the term of the agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth, as of February 1, 2006, certain information with respect to ownership of the Company’s securities: (i) each person known to the Company to beneficially own more than 5% of the Company’s outstanding common stock, (ii) each director or nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the Company has been informed that each person listed has sole voting power and sole investment power over the shares of Company common stock shown opposite his or her name.

			Percent of
	Shares		Outstanding
	Beneficially		Common
Name and Address of Beneficial Owner	Owned(a)		Stock

T. Rowe Price Associates, Inc. 100 East Pratt Street, Baltimore, MD 21202	2,527,440		6.06
Franklin Resources Inc., One Franklin Parkway, Building 920, San Mateo, CA 94403	2,345,337		5.63
Lennox K. Black, 155 South Limerick Road, Limerick, PA 19468	3,222,472	(b)	7.73
George Babich, Jr.	7,377	(c)	*
Jeffrey P. Black	275,808	(d)	*
Donald Beckman, Two Penn Center Plaza, Philadelphia, PA 19102	2,659,509	(e)	6.38
Patricia C. Barron	24,617	(f)	*
William R. Cook	26,475	(g)	*
Martin S. Headley	25,658	(h)	*
Sigismundus W.W. Lubsen	19,579	(i)	*
John J. Sickler	181,354	(j)	*
Benson F. Smith	7,377	(k)	*
John B. Suddarth	8,893	(l)	*
Judith M. von Seldeneck	14,601	(m)	*
Harold L. Yoh III	14,217	(n)	*
James W. Zug	10,817	(o)	*
All officers and directors as a group (19 persons)	3,976,263	(p)	9.54

*Represents holdings of less than 1%.

(a)	“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which a person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable at February 1, 2006 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.

(b)	Includes the following shares of which Mr. Lennox K. Black is deemed to be a “beneficial owner”: 1,182,790 shares owned by Woelm Holding Company Limited, 1,442,790 shares owned by Margrit Nekouian Holding Company Limited and 105,600 shares owned by two individuals, for which Mr. Black holds revocable powers of attorney to vote such shares.

(c)	Includes 7,000 shares underlying stock options.

(d)	Includes 212,375 shares underlying stock options and 7,885 shares held in the Company’s 401(k) Savings Plan with respect to which the employee has authority to direct voting.

(e)	Includes the following shares of which Mr. Beckman is deemed to be a “beneficial owner”: (i) 1,182,790 shares held by Woelm Holding Company Limited of which Mr. Beckman is a director, and 1,442,790 shares owned by Margrit Nekouian Holding Company Limited of which Mr. Beckman is a director. Mr. Lennox K. Black holds revocable powers of attorney to vote these shares, and these shares are also referred to in footnote (b); and (ii) 18,000 shares underlying stock options.

(f)	Includes 23,000 shares underlying stock options.

(g)	Includes 21,000 shares underlying stock options.

(h)	Includes 19,534 shares underlying stock options and 124 shares held in Company’s 401(k) Savings Plan with respect to which the employee has authority to direct voting.

(i)	Includes 18,000 shares underlying stock options.

(j)	Includes 33,674 shares held indirectly by spouse and 85,750 shares underlying stock options.

(k)	Includes 7,000 shares underlying stock options.

(l)	Includes 8,734 shares underlying stock options and 159 shares held in the Company’s 401(k) Savings Plan with respect to which the employee has authority to direct voting.

(m)	Includes 13,000 shares underlying stock options.

(n)	Includes 13,000 shares underlying stock options.

(o)	Includes 9,000 shares underlying stock options.

(p)	Includes 541,348 shares underlying stock options and 10,515 shares held in the Company’s 401(k) Savings Plan with respect to which the employees have authority to direct voting.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and persons who own more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership of the Company’s common stock.
      Based solely on a review of the copies of such reports furnished to the Company, or written representations from the reporting persons that no other reports were required, the Company believes that, during the fiscal year ended December 25, 2005, all required filings under Section 16(a) were made on a timely basis, except that Mrs. von Seldeneck filed one report late in connection with her monthly Director Retainer fee which was deferred under the Company’s Deferred Compensation Plan and invested in shares of the Company’s common stock.

PROPOSAL 2:
APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION
TO INCREASE AUTHORIZED SHARES OF COMMON STOCK
      In February 2006, the Board adopted, and recommended to the stockholders for approval, an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock, par value $1.00 per share, from 100,000,000 to 250,000,000.
Purpose and Effect of Proposed Increase
      The authorized capital stock of the Company currently consists of 100,000,000 shares of common stock, and 500,000 shares of preference stock, par value $1.00 per share. As of March 7, 2006, there were 41,161,116 shares of common stock and no shares of preference stock issued and outstanding. In addition, as of that date, approximately 2,332,769 shares of common stock were reserved for issuance upon the exercise of outstanding stock options and 908,334 shares reserved for issuance under the Company’s stock compensation plans.
      The Board believes it is desirable to increase the number of authorized shares of common stock to provide the Company with adequate flexibility in the future with respect to the issuance of its common stock for general corporate purposes, including payment of stock dividends, stock splits or other recapitalizations, acquisitions, equity financings and grants of stock options, and with respect to the establishment of reserves for uses including employee incentive programs. The Board has no present arrangements, agreements, commitments or understandings with regard to the issuance of the proposed additional shares.
      The additional shares of common stock to be authorized by the proposed amendment, if and when issued, would have the same rights and privileges as the shares of common stock currently issued and outstanding. The newly authorized shares may be issued, from time to time, at the discretion of the Board, subject to any further stockholder action required under law or by the listing requirements of the New York Stock Exchange or any other exchange on which the Company’s common stock is then traded. The holders of the Company’s common stock are not entitled to preemptive rights. Accordingly, the issuance of additional shares of common stock will have the effect, under certain circumstances, of diluting the ownership, earnings per share and voting rights of stockholders.
      The proposed increase in the number of shares of common stock is not intended to inhibit a change in control of the Company. The Board is aware, however, that under certain circumstances the issuance of common stock could discourage, or make more difficult, efforts to obtain control of the Company. The Board is not aware of any pending or threatened efforts to acquire control of the Company and is not recommending this proposal as part of an anti-takeover strategy.
Amendment of Certificate of Incorporation
      If this proposal is approved, a Certificate of Amendment will be filed with the Secretary of State of the State of Delaware amending the Company’s Certificate of Incorporation by amending and restating Article FOURTH in its entirety to state the following:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Fifty Million Five Hundred Thousand (250,500,000) of which (a) Five Hundred Thousand (500,000) shall be Preference Stock, par value $1.00 per share, issuable in series and (b) Two Hundred Fifty Million (250,000,000) shall be Common Stock, par value $1.00 per share.”
THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE CERTIFICATE
OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

PROPOSAL 3:
APPROVAL OF TELEFLEX INCORPORATED
EXECUTIVE INCENTIVE PLAN
      On February 22, 2006, the Board of Directors approved the adoption of the Teleflex Incorporated Executive Incentive Plan (the “EIP”). The Company is seeking stockholder approval, which, under the terms of the EIP, is required with respect to all awards granted subsequent to January 1, 2006 and with regard to the long-term incentive award granted to the Chief Executive Officer in 2005.

General Overview
      The EIP provides for annual and long-term incentive awards to the Company’s Chief Executive Officer and its four other most highly compensated executive officers (together, the “Covered Employees”), as well as other corporate officers and key employees of the Company designated by the Compensation Committee of the Board of Directors or, under limited circumstances, its delegate. Awards may be in cash or in shares of Company common stock. Shares issued under the EIP may only be issued under an equity compensation plan of the Company that has been approved by the Company’s stockholders and permits such awards. The EIP will apply to annual incentive awards granted beginning January 1, 2006 and long-term incentive awards granted beginning January 1, 2005, and the EIP will be effective as of January 1, 2005.
      The EIP has been adopted by the Board and is being submitted to stockholders for approval in order to ensure that annual awards and long-term incentive awards granted after January 1, 2006 to Covered Employees, and the long-term incentive award granted to the Chief Executive Officer in 2005, are deductible by the Company for federal income tax purposes. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits to $1 million the deductibility of taxable compensation received in a year by each Covered Employee, unless the compensation qualifies as “performance based” or is covered by other exceptions provided in the Code. Awards granted to Covered Employees under the EIP for performance periods beginning on or after January 1, 2006 and the long-term incentive award granted to the Chief Executive Officer in 2005 are expressly contingent on stockholder approval of the EIP. If the EIP is approved by stockholders at the Annual Meeting, those awards will qualify as “performance based” compensation and will be fully deductible by the Company. The Compensation Committee of the Board retains discretion to grant additional annual incentive awards to Covered Employees that may not be deductible under Section 162(m).
      If the EIP is not approved by stockholders, all awards granted on or after January 1, 2006 and the long-term incentive award granted to the Chief Executive Officer in 2005 will terminate, and the Compensation Committee will consider alternative approaches to incentive compensation. All other outstanding awards granted in 2005 will remain in effect. The stockholder approval provisions of the EIP do not affect 2005 awards other than the long-term incentive award held by the Chief Executive Officer because it is very unlikely that the 2005 long-term incentive awards to other Covered Employees will result in compensation exceeding the $1 million deductibility limit, and the Board determined that it would be unfair to terminate previously granted long-term incentive awards almost midway through the performance period. Jeffrey P. Black, the Company’s President and Chief Executive Officer, consented to the inclusion of the provision in the EIP subjecting his 2005 award to stockholder approval.
      The material terms of the EIP are included in the summary below. A copy of the full text of the EIP is attached to this proxy statement as Appendix B. This summary of the EIP is not intended to be a complete description and is qualified in its entirety by the actual text of the EIP, to which reference is made.

Administration
      The EIP will be administered by the Compensation Committee of the Board. The Compensation Committee generally will have exclusive authority to (i) designate employees of the Company who are eligible to participate in the EIP for any performance period; (ii) establish performance goals, as well as threshold, target and maximum award opportunities for any performance period; (iii) certify the extent to which performance goals are achieved; (iv) adopt, alter and repeal administrative rules, guidelines and practices governing the operation of the EIP; (v) establish the aggregate available incentive pool (in the event it delegates its authority as described below); and (vi) interpret the terms and provisions of the EIP. Notwithstanding the preceding sentence, the Compensation Committee may delegate to one or more executive officers of the Company the authority to grant awards to any participant who is not an “officer,” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934.

Eligibility for Participation
      The Compensation Committee of the Board (or, if applicable, its delegate) will, prior to the beginning of a performance period for an annual or long-term incentive award, or as soon thereafter as practicable, designate those Covered Officers, other corporate officers and key employees of the Company who will participate in the EIP for that performance period.

Awards
      The EIP provides incentive compensation awards for performance periods of one year (“PP Awards”) and three years (“LTI Award”). The Compensation Committee of the Board may, in its discretion, also grant awards for performance periods of other duration.
      As soon as practicable after the beginning of each performance period, the Compensation Committee of the Board (or, if applicable, its delegate) will establish and communicate to participants the performance goals and individual target award opportunities for the performance period, which may be coupled with threshold and maximum award opportunities for corresponding levels of performance. The maximum award may not exceed 200% of the participant’s target award opportunity. In the event the Committee intends that an award qualify as “performance based” compensation for purposes of Section 162(m) under the Code, the award opportunities must be established in writing no later than 90 days after the performance period begins. In addition, no PP Award may exceed $3 million dollars, and no LTI Award may exceed $3 million dollars. The Compensation Committee of the Board retains discretion to adjust earned awards based on individual performance or any other factors it deems relevant, but adjustments of awards to Covered Employees may only be made to reduce, not to increase, the awards. In addition, the Compensation Committee (or, if applicable, its delegate) may allow individuals hired or promoted after the beginning of a performance period to participate in the performance period.
      At the discretion of the Compensation Committee of the Board, performance goals for any performance period may be based upon any one or more of the following business criteria, whether in absolute terms or relative to the performance of one or more companies selected by the Committee or a published index covering performance of a number of companies: total return to the Company’s stockholders, including dividends paid; earnings per share; net working capital; cash return on investment; net cash from operating activities; free cash flow; cash return on sales; revenue; market share; gross profit margins; adjusted EBITDA; and asset velocity index (the sum of reported accounts receivable and inventories expressed as a percentage of annualized quarterly revenues at the balance sheet date, determined based on the average of the amounts at the end of each fiscal quarter). Performance goals may be established on a Company-wide basis or with respect to one or more business units or divisions or subsidiaries.

Adjustment of Awards
      The Compensation Committee may adjust performance goals for any fiscal year in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax law or accounting principles or other factors as it may determine, including gain or loss on the disposal of a business segment.

Payment of Awards
      Awards will be paid following completion of a performance period, after the Compensation Committee has certified in writing the extent to which performance goals have been achieved, but not later than the fifteenth day of the third calendar month following completion of the performance period. Subject to the terms of any applicable employment, severance or change of control agreement, a participant will not be entitled to payment of any award unless he is employed by the Company or one of its subsidiaries on the last day of the performance period for the award. However, if a participant’s employment terminates during the final year of a performance period for a LTI Award because of death, disability or retirement, the participant (or his or her beneficiary) will receive a prorated payment. In the case of death or disability, the prorated payment will be based upon the target award opportunity and the days actually worked during the performance period; in the case of retirement, the prorated payment will be based on actual performance through the end of the performance period and the days actually worked during the performance period. Termination of employment will be due to disability if the participant has suffered a continuous illness, injury or incapacity for a period of six consecutive months. Termination of employment will be due to retirement if the participant has reached age 60 with at least ten years of service or age 65 with at least 5 years of service. Awards will generally be paid in cash, although the Compensation Committee of the Board retains discretion to pay any award in common stock or in a combination of cash and common stock. In the case of awards made in shares of stock, such shares must be issued under an equity compensation plan of the Company that has been approved by the Company’s stockholders and permits such awards, including as a result of an amendment to such plan made without stockholder approval where such amendment may be made without stockholder approval under the applicable listing standards of the New York Stock Exchange or any other exchange on which the common stock may be listed. The shares will be subject to the terms of such equity compensation plan.

Deferral of Awards
      A participant may elect to defer a PP Award or LTI Award in accordance with the provisions of the Company’s nonqualified deferred compensation plan.

Amendment or Termination of the EIP
      The Compensation Committee of the Board may amend or terminate the EIP at any time, but in so doing, may not change or reduce the amount of any award earned for a completed performance period. In addition, no amendment to the “material terms” of the EIP (within the meaning of Section 162(m) of the Code) may be made without stockholder approval. The EIP will terminate at the end of the fifth performance period for LTI Awards beginning on or after the effective date of Plan.

New Plan Benefits
      The following table shows the maximum dollar value of outstanding awards under the EIP that are subject to stockholder approval. These amounts represent the maximum dollar value of PP Awards that may be paid to each of the participants and groups identified below for the annual performance period that commenced on January 1, 2006 and the maximum dollar value of LTI Awards that may be paid to each of the participants and groups identified below with respect to the three-year performance period that commenced on January 1, 2006. The maximum LTI Awards reflected below for Mr. Black and the Executive Officer Group also include LTI Awards that may be paid to Mr. Black for the three-year performance period that commenced on January 1, 2005, which is also subject to stockholder approval under the EIP.

	Aggregate Maximum	Aggregate Maximum
	Dollar Value of	Dollar Value of
Name and Position	Outstanding PP Awards	Outstanding LTI Awards

Jeffrey P. Black	$1,700,000	$2,966,250
John J. Sickler	$528,000	—
Martin S. Headley	$501,816	$512,271
John Suddarth	$300,000	$294,000
Executive Officer Group	$4,621,126	$5,137,847
Non-Executive Officer Employee Group	$798,234	$695,832
THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE TELEFLEX
INCORPORATED EXECUTIVE INCENTIVE PLAN
PROPOSAL 4:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the Company’s 2006 fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm for more than 30 years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of the Company’s independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm for the Company.

AUDIT AND NON-AUDIT FEES
      The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 25, 2005 and December 26, 2004, and fees for other services provided by PricewaterhouseCoopers LLP during those periods.

Services rendered	Fiscal 2005	Fiscal 2004

Audit fees	$4,455,328	$5,377,615
Audit-related fees	—	256,086
Tax fees	734,414	774,198
All other fees	8,007	3,800

	$5,197,749	$6,411,699

      Audit-Related Fees. Audit related fees consisted of fees for acquisition due diligence reviews, local country statutory assurance activities and support in the identification and preparation of foreign statutory financial statement disclosure information.
      Tax Fees. Tax fees consisted of fees for tax compliance activities in certain foreign jurisdictions and tax planning services.
      All Other Fees. All other fees consisted principally of license fees for utilization of technical data-bases.
Policies and Procedures on Audit Committee Pre-Approval of Audit and
Non-Audit Services of Independent Registered Public Accounting Firm
      Pursuant to its charter, the Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm.
      The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members of the Audit Committee, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting. The Audit Committee did not delegate this authority to any member of the Audit Committee in 2005.
      The Audit Committee has determined that in connection with the services provided by PricewaterhouseCoopers LLP for fiscal years 2004 and 2005, PricewaterhouseCoopers LLP has maintained its independence.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S 2006 FISCAL YEAR.

STOCKHOLDER PROPOSALS
      Any proposals submitted by stockholders for inclusion in the Company’s proxy statement and proxy for the 2007 Annual Meeting of Stockholders of the Company must be received by the Company at its principal executive offices no later than November      , 2006 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.
      In connection with any proposal submitted by stockholders for consideration at the 2007 Annual Meeting of Stockholders, other than proposals submitted for inclusion in the Company’s proxy statement and proxy, the Company may exercise discretionary voting authority with respect to proxies solicited for that meeting if appropriate notice of the stockholder’s proposal is not received by the Company at its principal executive offices by February 13, 2007.
OTHER MATTERS
      The Board of Directors does not know of any other matters that may be presented at the Annual Meeting, but if other matters do properly come before the meeting or any postponements or adjournments thereof, it is intended that persons named in the proxy will vote according to their best judgment.
      Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, for which no postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437) or via the Internet at www.voteproxy.com.

By Order of the Board of Directors,

LAURENCE G. MILLER, Secretary

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APPENDIX A
TELEFLEX INCORPORATED
Compensation Committee Charter
(Amended and Restated as of February 22, 2006)
Committee Membership
      The Compensation Committee shall consist of at least two directors. The members of the Committee shall meet the independence requirements of the New York Stock Exchange and the Company’s Corporate Governance Principles.
Committee Purpose
      The purpose of the Committee is to:

•	assist the Board of Directors to discharge the Board’s responsibilities relating to the compensation of the Company’s directors and executives, and

•	prepare the annual report on executive compensation which is required to be included in the Company’s proxy statement.
Committee Authority and Responsibilities
      The Compensation Committee shall have the following authority and responsibilities:
      1. Compensation Plans. The Committee shall review and recommend to the Board of Directors for approval the establishment or material amendment of all compensation plans in which any director or executive officer of the Company may participate and all other compensation plans in which executives of the Company, generally, may participate.
      2. CEO Compensation. The Committee shall review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer of the Company (the “CEO”). The Committee shall evaluate annually the performance of the CEO in light of such goals and objectives. Based on such evaluation, the Committee shall, recommend to the independent directors the CEO’s compensation, including salary, bonus and awards under incentive compensation and equity-based plans for approval. The Committee shall review and recommend to the other independent directors for approval all employment agreements, severance agreements, retention agreements and change in control agreements and any other similar supplemental arrangement for the benefit of the CEO.
      3. Other Executives’ Compensation. The Committee shall review and approve annually the salaries, awards and other compensation of the executive officers of the Company (other than the CEO) and such other executives of the Company whose compensation, in accordance with the policies of the Board, is subject to Board or Committee approval. The Committee shall review and approve all employment agreements, severance agreements, retention agreements and change in control agreements and any other similar supplemental arrangement for the benefit of all senior executive officers (other than the CEO).
      4. Stock Compensation and Other Incentive Compensation Plans. The Committee shall establish goals for awards under incentive compensation plans, including stock compensation plans, of the Company which provide that awards shall or may be made contingent upon fulfillment of performance goals. The Committee shall also administer and grant stock options and other equity-based compensation awards under stock compensation plans of the Company.
      5. Executive Perquisites. The Committee shall review and recommend to the independent directors for approval all material executive perquisites for the benefit of the CEO and shall review and approve all material executive perquisites for the benefit of the other senior executive officers which are not available generally to all or a substantial number of executives of the Company.

A-1

      6. Review of Pension Plan Performance. The Committee shall review and evaluate the report of the Internal Pension Plan Committee on pension plan assets and managers’ performance and discuss recommendations with the Internal Pension Plan Committee as necessary.
      7. Outside Advisors. The Committee may retain and terminate outside advisors to advise the Committee in connection with the Committee’s performance of its responsibilities. The Committee shall have the authority to approve the fees and retention terms of any such advisor. The Committee shall have the sole authority to retain and terminate any such advisor who is a compensation consultant, including the sole authority to approve the compensation consultant’s fees and retention terms.
      8. Committee Structure and Operations. The Committee shall review periodically the structure and operations of the Committee, including the size and composition of the Committee, the qualifications of its members and the criteria and standards of such qualification under the Company’s policies, including the Company’s Corporate Governance Principles, and shall report to the Board any recommendations which the Committee may develop with respect to these matters.
      9. Charter Review. The Committee shall review and assess the adequacy of this Charter periodically and recommend any proposed changes to the Board for approval.
      10. Compensation Report. The Committee shall prepare the report of the Compensation Committee required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.
      11. Performance Evaluation. The Committee shall conduct annually an evaluation of the Committee’s own performance.
Senior Executives Compensation Subcommittee
      The Committee may, from time to time, establish and disband a Senior Executives Compensation Subcommittee of the Compensation Committee which shall consist of at least two members of the Compensation Committee. Each member of the Subcommittee shall qualify as a Non-Employee Director (as defined in Securities and Exchange Commission Rule 16b-3 and as an Outside Director (as defined in Internal Revenue Service Regulation 162-27 promulgated in respect of section 162(m) of the Internal Revenue Code). The Subcommittee shall have the sole authority and responsibility to exercise all of the authority, and perform all of the responsibilities, of the Committee with respect to the compensation of the directors and executive officers of the Company.

A-2

APPENDIX B
Teleflex Incorporated Executive Incentive Plan

1.	Purpose.
      The purposes of the Teleflex Incorporated Executive Incentive Plan (the “Plan”) are to (a) attract and retain senior executives whose service is important to the success of Teleflex Incorporated (the “Company”), (b) motivate such individuals to achieve short-term and long- range goals of the Company and (c) provide competitive incentive opportunities.

2.	Definitions.
      As used in the Plan, the following terms shall have the following meanings:
      (a) “Base Salary” means a Participant’s base salary on the last day of the Performance Period.
      (b) “Committee” means the Committee designated pursuant to Section 4.
      (c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
      (d) “Covered Employee” means a “covered employee” as that term is defined in Section 162(m)(3) of the Code.
      (e) “Disability” means a Participant’s continuous illness, injury or incapacity for a period of six consecutive months.
      (f) “Long Term Incentive Award” or “LTI Award” means the awards for multi-year Performance Periods.
      (g) “Participant” means an employee of the Company who has been selected to participate in the Plan with respect to a Performance Period.
      (h) “Performance Goals” means the goals established by the Committee as described in Section 8.
      (i) “Performance Participation Award” or “PP Award” means the awards for single-year performance periods.
      (j) “Performance Period” means the period established by the Committee as described in Section 5.
      (k) “Retirement” means termination of employment (i) at or after age 60 with at least 10 years of service or (ii) at or after age 65 with at least 5 years of service.
      (l) “Target Award Opportunity” means a Participant’s target incentive opportunity for the Performance Period, expressed as a dollar amount or as a percent of Base Salary.

3.	Effective Date
      The effective date of the Plan is January 1, 2005 for LTI Awards and January 1, 2006 for PP Awards; provided that payments with respect to any Target Award Opportunity granted on or after January 1, 2006 but prior to stockholder approval of the Plan or any payment with respect to the LTI Award granted to the Company’s Chief Executive Officer in 2005 shall be contingent on such stockholder approval.

4.	Administration
      (a) The Plan shall be administered by the Compensation Committee of the Board of Directors. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan.
      (b) The Committee may delegate to one or more executive officers of the Company the power to make awards to any Participant who is not an “officer,” as defined in Rule 16a-1(f) under the

Securities Exchange Act of 1934, or any successor regulation thereto, provided that when so delegating, the Committee shall fix the aggregate available incentive pool.
      (c) Decisions of the Committee (or its delegate) shall be binding upon all persons, including the Company, stockholders and Participants. No member of the Committee or its delegate or any officers of the Company shall be liable for any act or failure to act under the Plan, except in circumstances involving bad faith on the part of such member or officer.

5.	Performance Periods
      Unless otherwise determined by the Committee, the Performance Period for (a) PP Awards will be one year and (b) LTI Awards will be three years. Performance Periods for LTI Awards may, or may not, be overlapping.
6.     Eligibility; Participation
      Corporate Officers, Group Presidents and other key employees shall be eligible to be designated a Participant. Prior to the start of a Performance Period, or as soon as practicable thereafter, the Committee (or its delegate), shall designate those employees of the Company who shall be Participants in the Plan for such Performance Period.

7.	Award Opportunities
      (a) LTI Awards and PP Awards shall be earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events as the Committee shall determine. At, or as soon as practicable after, the beginning of each Performance Period, the Committee (or its delegate, as applicable) shall establish, and communicate to Participants, the applicable Performance Goals and individual Target Award Opportunities. The Target Award Opportunity represents the potential LTI Award or PP Award, as applicable, to be earned by the Participant if the Performance Goals established with respect to such LTI Award or PP Award, as applicable, are achieved. Participants may also receive a range of opportunities that reflect threshold and maximum payouts (not to exceed 200% of the Target Award Opportunity) if corresponding levels of performance are met.
      (b) If, at the time of grant, the Committee intends an award to qualify as “other performance based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish the Target Award Opportunity, specific threshold, target and superior Performance Goals, and a performance scale that presents their relationship to the Target Award Opportunity no later than the 90th day after the Performance Period begins (or by such other date as may be required under Section 162(m) of the Code).
8.     Maximum Awards; Performance Goals
      Notwithstanding any other provision of the Plan, the maximum (a) PP Award that may be paid to a Participant under the Plan is $3,000,000 for any Performance Period and (b) LTI Award that may be paid to a Participant under the Plan is $3,000,000 for any Performance Period.
      At the discretion of the Committee, Performance Goals may be based on the attainment of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more companies selected by the Committee or a published index covering the performance of a number of companies: total return to the Company’s stockholders, inclusive of dividends paid; earnings per share; net working capital; cash return on investments; net cash from operating activity; free cash flow; cash return on sales; revenue; market share; gross profit margins; adjusted EBITDA; and asset velocity index. Performance Goals may be established on a Company-wide basis or with respect to one or more business units or divisions or subsidiaries.

9.	Adjustments of Awards for Unusual or Nonrecurring Events
      The Committee may adjust the Performance Goals for any fiscal year as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine, including, without limitation, the gain or loss on disposal of a business segment.

10.	Payment of Earned Awards
      (a) Payment of earned awards will be made within a reasonable period following the completion of the applicable Performance Period after the Committee certifies in writing the extent to which the performance goals are achieved, but not later than the 15th day of the third calendar month following the end of the Performance Period. Adjustments to earned awards may be made based on individual performance and any other factors the Committee deems relevant; provided that adjustments of awards to Covered Employees may only be made to reduce, not increase, an award. Awards may be paid in cash, Company common stock, $1.00 par value (“Company Stock”), or a combination of cash and stock, as determined by the Committee in its sole discretion. Any Company Stock used to satisfy awards under this Plan shall be authorized and issued under an equity compensation plan of the Company that has been approved by stockholders and permits such awards, which may include, without limitation, any such equity compensation plan previously approved by stockholders that did not expressly provide for the issuance of Company Stock, but which is subsequently amended without stockholder approval to permit the issuance of Company Stock where such amendment without stockholder approval is permitted by the applicable listing standards of the New York Stock Exchange or any other exchange on which the Company Stock is traded.
      (b) If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for satisfaction of awards under the Plan, and the kind of shares issued or payable in satisfaction of awards under the Plan may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

11.	Termination of Employment
      (a) Except as provided in (b) or (c) below or as otherwise determined by the Committee or a Participant’s individual employment, severance or change in control agreement heretofore or hereafter entered into by the Company, no award will be paid unless a Participant is employed on the last day of the Performance Period. A Participant need not be employed on the date payment is made in order to receive payment.
      (b) If a Participant’s employment terminates during the final year of a Performance Period for a LTI Award because of Retirement, death or Disability, the Participant shall receive a pro-rated payment. The payment will be based on actual performance through the end of the Performance Period and the days actually worked during the Performance Period and will be paid at the same time as awards are paid to active employees.

12.	Deferral of Awards
      Not later than six months before the end of each Performance Period for a PP Award or LTI Award, each Participant may elect, if permitted by the Committee and in the form and manner prescribed by the Committee, to defer the PP Award or LTI Award for that Performance Period in accordance with the provisions of the Company’s nonqualified deferred compensation plan.

13.	Promotions or New Hires
      In its discretion, the Committee or its delegate may allow individuals hired or promoted after the beginning of a Performance Period to participate in that Performance Period.

14.	Withholding
      The Company may withhold from any award payments made any taxes required to be withheld for federal, state or local governmental purposes.

15.	Employment Rights
      Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time for any reason.

16.	No Limitation on Compensation
      Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees in a manner which is not expressly authorized under the Plan.

17.	No Trust or Fund Created
      Neither the Plan nor any award shall create or be construed to create a trust or separate fund or any kind or a fiduciary relationship between the Company and a Participant or any other person. No rights under this Plan shall be greater than the right of any unsecured general creditor of the Company.

18.	Amendment or Termination
      The Committee may amend, modify or terminate the Plan at any time; provided no change may reduce the amount of awards earned for completed Performance Periods; and provided further, that no amendment to the “material terms” of the Plan (within the meaning of Section 162(m) of the Code) may be made without stockholder approval. If the Plan is terminated, the Committee may make payments with respect to awards, and any deferred amounts, prior to the dates on which payments would otherwise have been made. These payments shall be made in a lump sum. The Plan shall terminate at the end of the fifth Performance Period for LTI Awards beginning on or after the effective date of the Plan. No LTI Award shall be granted after the beginning of such fifth Performance Period, and no PP Award shall be granted after the end of such fifth Performance Period. If the Committee terminates the Plan as of any earlier date, such termination shall comply with all applicable requirements of Section 409A of the Code and IRS guidance thereunder.

19.	Governing Law
      Any disputes arising under the Plan and any award shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

ANNUAL MEETING OF STOCKHOLDERS OF
TELEFLEX INCORPORATED
May 5, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.  â
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	Approval of Amendment of Certificate of Incorporation to Increase Authorized Shares of Common Stock	☐	☐	☐

		NOMINEES:
☐	FOR ALL NOMINEES	¡	Jeffrey P. Black	Class of 2009
		¡	Sigismundus W. W. Lubsen	Class of 2009
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡	Judith M. von Seldeneck Harold L. Yoh III John J. Sickler	Class of 2009 Class of 2009 Class of 2008	3.	Approval of Teleflex Incorporated Executive Incentive Plan	☐	☐	☐

☐	FOR ALL EXCEPT (See Instructions below)				4.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.	☐	☐	☐

					The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR all nominees” in Proposal 1 and “FOR” Proposals 2, 3 and 4.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you with to withhold, as shown here: ●					PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS AT LEFT AND RETURN IN THE ENCLOSED ENVELOPE.

					Please check here if you plan to attend the meeting. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
TELEFLEX INCORPORATED
     The undersigned hereby appoints Patricia C. Barron and William R. Cook proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 5, 2006 or any adjournment thereof.
(Continued on the other side)
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ANNUAL MEETING OF STOCKHOLDERS OF
TELEFLEX INCORPORATED
May 5, 2006

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE — Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.   â
■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	Approval of Amendment of Certificate of Incorporation to Increase Authorized Shares of Common Stock	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	Jeffrey P. Black	Class of 2009
		¡	Sigismundus W. W. Lubsen	Class of 2009
☐	WITHHOLD AUTHORITY	¡	Judith M. von Seldeneck	Class of 2009	3.	Approval of Teleflex Incorporated Executive Incentive Plan	☐	☐	☐
	FOR ALL NOMINEES	¡	Harold L. Yoh III	Class of 2009
		¡	John J. Sickler	Class of 2008
☐	FOR ALL EXCEPT (See Instruction below)				4.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.	☐	☐	☐

The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR all nominees” in Proposal 1 and “FOR” Proposals 2, 3 and 4.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS AT LEFT AND RETURN IN THE ENCLOSED ENVELOPE.

Please check here if you plan to attend the meeting. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership, name by authorized person.
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